                                    FILED PURSUANT TO RULES 424(b)(3) AND 424(c)
                                                     REGISTRATION NO. 333-105509


                           PROSPECTUS SUPPLEMENT NO. 1
                        TO PROSPECTUS DATED JUNE 3, 2003

                                  NEXMED, INC.
                                13,190,422 SHARES
                                  COMMON STOCK

         This prospectus supplement relates to the resale, from time to time of up to 13,190,422 shares of Common Stock of NexMed, Inc., a Nevada corporation, all of which are being offered by the selling shareholders named in the prospectus dated June 3, 2003 or in any amendments or supplements thereto.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus, including any amendments or supplements thereto.

         The information in the table appearing under the heading "Selling Shareholders" in the prospectus is amended by adding the information below with respect to selling shareholders not previously listed in the prospectus, and by superceding the information with respect to selling shareholders previously listed in the prospectus.

                              SELLING SHAREHOLDERS



                                                   PERCENTAGE              NUMBER OF        PERCENTAGE OF
                                                    OF CLASS                SHARES            NUMBER OF           CLASS TO BE
                                                    OWNED BY             OF COMMON            SHARES OF          OWNED BY THE
                                                   THE SELLING              STOCK           COMMON STOCK           SELLING
        NAME OF            NUMBER OF SHARES OF     SHAREHOLDER         BEING REGISTERED     TO BE OWNED          SHAREHOLDER
        SELLING            COMMON STOCK OWNED      BEFORE THIS             BY THIS           AFTER THIS           AFTER THIS
      SHAREHOLDER (1)     BEFORE THIS OFFERING     OFFERING (3)           PROSPECTUS          OFFERING           OFFERING (7)
      ---------------     --------------------     ------------        ----------------     -------------        ------------
     TN Capital                             0           *                           0                   0              *
     Equities, Ltd.

     Alliance                          12,848           *                      12,848                   0              *
     Financial, LLC

     CLC Capital                        8,566           *                       8,566                   0              *
     Resources LLC

     Craig Hoffman                        518           *                         518                   0              *

     Glen Mastey                          400           *                         400                   0              *

     John F.                            2,631           *                       2,631                   0              *
     Steinmetz

     Theodore                             837           *                         837                   0              *
     Swindells


*    Less than 1%.

(1) Other than Robert C. Ciricilo, who was Vice President-Legal and Business Affairs of the Company from May to December of 2000, and has served since that time as a legal consultant to the Company, neither the selling shareholders nor any of their officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

(3) This percentage is calculated using as the numerator, the number of shares of Common Stock included in the prior column and as the denominator, 29,598,556 shares of Common Stock outstanding as of May 21, 2003 plus the number of shares of Common Stock issuable upon the exercise of options, warrants or other convertible securities held by the selling shareholder before this offering. This percentage includes shares of Common Stock issuable on conversion of the Preferred Stock, but excludes shares of Common Stock issuable on exercise of warrants not exercisable within 60 days.

(7) This percentage is calculated using as the numerator, the number of shares of Common Stock included in the prior column and as the denominator, 29,598,556 shares of Common Stock outstanding as of May 21, 2003 plus the number of shares of Common Stock issuable upon the exercise of all options, warrants or other convertible securities held by the selling shareholder after this offering, assuming the sale by the selling shareholder of all of its shares covered by this prospectus.


                              ---------------------

         THE SHARES OFFERED IN THE PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS, IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

                              ---------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 30, 2003